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                                                                      EXHIBIT 99

                              N E W S R E L E A S E

[KING LOGO]
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

                         SHAREHOLDERS APPROVE MERGER OF
               KING PHARMACEUTICALS AND JONES PHARMA INCORPORATED

BRISTOL, TN and ST. LOUIS, MO, August 31, 2000 - King Pharmaceuticals, Inc. (NYSE:KG) and Jones Pharma Incorporated (NASDAQ:JMED) announced that both the shareholders of King and the shareholders of Jones approved today the previously announced proposed merger of the two companies in a stock-for-stock transaction. The transaction is expected to be accounted for as a tax-free pooling of interests. The companies expect to complete the merger today by the close of business.

Under the terms of the agreement, Jones shareholders will receive 1.125 shares of King common stock in exchange for each share of Jones common stock.

John M. Gregory, Chairman and Chief Executive Officer of King, stated, "King is pleased to report the shareholders' approval today of our merger with Jones, and we are excited about the potential opportunities created by this excellent business combination. The merger will provide King with a more diversified portfolio of branded pharmaceutical products with the addition of Jones' Levoxyl(R), Thrombin-JMI(R), and Cytomel(R) and a combined sales force of over 400 representatives providing potential synergies in the expanded marketing of our products." Mr. Gregory added, "The significantly greater market capitalization and the potential substantial reduction in the Company's outstanding debt resulting from the merger will better position King for the continued successful execution of our growth strategies."

Dennis M. Jones, Founder and Chairman of Jones, stated, "After an exciting and fulfilling nineteen years since I began this journey, I would like to send a hearty thank you to all my associates at Jones Pharma for their years of dedication and efforts in building our fine Company. I further want to congratulate Mr. John Gregory for what I believe is great foresight in bringing these two great companies together. Under his dynamic leadership and vision, together with two great groups of employees, I believe King will become a very significant factor within this great American industry."

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

                                     (MORE)

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Jones Pharma Incorporated, founded in 1981, is an emerging specialty pharmaceutical company with a national sales force of 123 dedicated sales representatives who promote Jones' products throughout the United States. Jones' strategy has been to build a portfolio of growing products through the acquisition of under-promoted, promotion sensitive FDA approved products from other pharmaceutical companies. About half of Jones' sales are generated by the thyroid-disorder drugs Levoxyl(R), Tapazole(R), Triostat(R), and Cytomel(R). Jones' other products include Thrombin-JMI(R) for controlling blood loss during surgery; Brevital Sodium(R), an anesthetic; and veterinary pharmaceuticals, Soloxine(R), Tussigon(R), and Pancrezyme(R). In early 2000, Jones' 574% ten-year sales growth and 1,633% ten-year earnings growth were recognized by the Wall Street Journal's Fifth Annual Shareholder Scoreboard. Jones was ranked number one in ten-year shareholder return when compared to its peers within the pharmaceutical sector. When compared to America's top 1,000 companies in 76 industries, Jones Pharma was ranked 23rd in five-year shareholder return. In addition, Jones was named by Forbes in November 1999 as one of the "200 Best Small Companies in America" for seven of the last ten years.

This release may contain forward-looking statements which reflect management's current views of future events and operations. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the ability of King and Jones to consummate the merger described above, management of King's growth and integration of its acquisitions, specifically including, but not limited to, the merger described above, the ability of King to realize potential synergies from the merger, significant leverage and debt service requirements of King, dependence on King's ability to continue to acquire branded products, dependence on sales of King's products, the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, and the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of New Drug Applications and other filings and/or the review of other regulatory agencies worldwide. Other important factors which may cause results to differ materially from the forward-looking statements are discussed in various sections of King's and Jones' latest Form 10-K and other filings with the Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #

                                    Contacts:
       KING: Kyle P. Macione, Executive Vice President, Corporate Affairs
                                  423-989-8077

              JONES: Michael T. Bramblett, Executive Vice President
                                  314-576-6100


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                              N E W S R E L E A S E

[KING LOGO]
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


                         KING PHARMACEUTICALS COMPLETES
                  PREVIOUSLY ANNOUNCED MERGER WITH JONES PHARMA

BRISTOL, TENNESSEE, August 31, 2000 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that it has completed the previously announced merger with Jones Pharma Incorporated (NASDAQ:JMED) in a stock-for-stock transaction. Under the terms of the agreement, Jones shareholders will receive 1.125 shares of King common stock in exchange for each share of Jones common stock.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

                                      # # #

               Contact: Kyle P. Macione, Executive Vice President,
                        Corporate Affairs- 423-989-8077